Adamis Pharmaceuticals Corporation POS AM

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-190798) of our report dated June 23, 2014 on the consolidated financial statements of Adamis Pharmaceuticals Corporation and Subsidiaries (“Company”), which report appears in the annual report on Form 10-K of the Company for the years ended March 31, 2014 and 2013 and includes an explanatory paragraph as to an uncertainty with respect to Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading of “Experts” in the Prospectus.

/s/Mayer Hoffman McCann P.C.
Boca Raton, Florida

June 27, 2014